Exhibit 99.1

ARIAD Announces Favorable Ruling Permitting Immediate Appeal of District Court Findings on NF-κB Patent in Amgen Litigation

CAMBRIDGE, Mass.--(BUSINESS WIRE)--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced that the U.S. District Court for the District of Delaware granted ARIAD’s motion to permit an immediate appeal of the Court’s summary judgment ruling of non-infringement by Amgen’s drug, Enbrel® (etanercept), of seven claims of U.S. Patent No. 6,410,516 (the ‘516 patent). The Court also cancelled the trial scheduled for November 2008 and administratively closed the case at this time.

In its summary judgment ruling, the Court found that the administration of Enbrel falls outside the scope of the asserted claims based on the Court’s interpretation of these claims to exclude extracellular methods of reducing NF-κB activity. In its appeal, ARIAD will seek reinterpretation of the asserted ‘516 patent claims by the Court of Appeals for the Federal Circuit so that ARIAD’s infringement case against Amgen may be tried by the Delaware Court. Amgen’s challenges to the validity and enforceability of the ‘516 patent claims will not be considered by the Delaware Court until that time.

“We appreciate the Judge’s ruling and now plan to proceed promptly with our appeal to the Federal Circuit,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “A ruling on this appeal is expected to take approximately 12 to 18 months.”

The ‘516 Patent, issued in 2002, is based on the pioneering discoveries made by research groups led by Professors David Baltimore, Phillip Sharp and Tom Maniatis at the Massachusetts Institute of Technology, The Whitehead Institute for Biomedical Research, and Harvard University. ARIAD is the exclusive licensee of the technology and patents.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate, which is in Phase 3 clinical development. ARIAD's second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

This press release contains “forward-looking statements.” Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the merger of the Company with its former subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208